Exhibit 99.1

Heritage Underwriting Agency plc

47 Mark Lane London EC3R 7QQ

Tel.+44 (0)20 7712 7600 Fax.+44 (0)20 7712 7601

www.heritage-plc.com

FOR IMMEDIATE RELEASE: 22 May 2008

Heritage Syndicate forecasts remain unchanged

Heritage Underwriting Agency plc (“HUA”), the specialist London based Lloyd’s insurer, today announces that its forecasts for Syndicates 1200 and 3245 (as at 31st March, 2008) for 2006 and prior and 2007 years of account remain unchanged compared to its forecasts at 31 December 2007.

Worldwide Property Syndicate 1200 (including sub Syndicate 3200 for 2006)

Year of Account	Capacity £m	Heritage Share	Return on Capacity Forecast
			Q1 2008	Q4 2007
2006	215	40%	+17.5% to +22.5%	+17.5% to +22.5%
2007	260	48%	+12.5% to +17.5%	+12.5% to +17.5%

Non US Liability Syndicate 3245

Year of Account	Capacity £m	Heritage Share	Return on Capacity Forecast
			Q1 2008	Q4 2007
2006	49	27%	+7.5% to +12.5%	+7.5% to +12.5%
2007	55	28%	+7.5% to +12.5%	+7.5% to +12.5%

All Syndicate current forecasts are based on exchange rate of US$ 1.98 to £1

The Syndicate forecasts are struck after standard personal expenses, such as managing agency and profit commission and all charges that are levied directly on Syndicates by Lloyd’s, but before Members Agents’ charges.

For further information:

Heritage Underwriting Agency plc	020 7712 7600

Richard Pexton, Chief Executive

KBC Peel Hunt, Nominated Adviser and Broker	020 7418 8900

Guy Wiehahn or Oliver Stratton

ABOUT HERITAGE UNDERWRITING AGENCY PLC

Heritage is an established, specialist insurer based in London and underwriting through Lloyd’s of London. Its business is focussed on underwriting worldwide property and non-US liability risks. The worldwide property unit (Syndicate 1200) concentrates on underwriting short-tail risks with an emphasis on commercial property. The non-US liability unit (Syndicate 3245, merged into Syndicate 1200 with effect from 1st January 2008) underwrites non-US professional indemnity insurance and other liability classes. For 2008 Heritage manages total premium capacity of £325m, of which £174m (54%) was capitalised by the Group. Heritage is part of Argo Group International Holdings, Ltd., an international speciality insurer and reinsurer.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Headquartered in Hamilton, Bermuda, Argo Group International Holdings, Ltd. (NasdaqGS: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in four primary segments: Excess and Surplus Lines, Commercial Specialty, International Specialty and London. Information on Argo Group and its subsidiaries is available at www.argolimited.com.